UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2011

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	01-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts	02061-9149
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01      Completion of Acquisition or Disposition of Assets.

On June 10, 2009, Clean Harbors, Inc. (the “Company”) completed its previously announced acquisition of Peak Energy Services Ltd. (“Peak”) in accordance the acquisition agreement dated as of April 5, 2011 among the Company, Clean Harbors Industrial Services Canada, Inc., and Peak. The acquisition, which was approved by Peak shareholders on May 25, 2011, was completed pursuant to a plan of arrangement approved by the Court of Queen’s Bench of Alberta on May 27, 2011. A copy of that acquisition agreement was filed as Exhibit 2.7 to the Company’s report on Form 8-K filed with the Commission on April 7, 2011 and is incorporated into this report by reference.

In accordance with the acquisition agreement, the Company paid approximately CAD $161 million in cash (CAD $0.95 for each Peak share other than the approximately 3.15% of Peak’s total outstanding shares which Clean Harbors had acquired prior to the acquisition), including payments to holders of in-the-money Peak stock options, and assumed and paid off Peak’s net debt of approximately CAD $36 million. The transaction is valued at approximately CAD $202 million (including the value of Peak’s outstanding shares previously acquired by the Company). The Company funded the acquisition of Peak from its available cash.

Peak is a diversified energy services company which, through its various operating divisions, provides drilling and production equipment and services to its customers in the conventional and unconventional oil and natural gas industries in western Canada and the United States, including the oil sands region of western Canada.  Peak also provides water technology solutions to a variety of customers throughout North America.  Peak employs approximately 900 people. Prior to the completion of the acquisition, Peak shares traded on the Toronto Stock Exchange under the symbol “PES.”

Item 9.01.               Financial Statements and Exhibits.

(a) and (b)  Financial statements of business acquired and pro forma financial information.

Financial statements of Peak, and pro forma financial information giving effect to the acquisition, are not included in this report because none of the conditions set forth in Rule 1-02(w) of the Regulation S-X, which defines a “significant subsidiary,” exceeds twenty percent (20%).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

June 16, 2011	/s/ James M. Rutledge
Executive Vice President and
Chief Financial Officer